NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LaBARGE, INC. REPORTS FINANCIAL RESULTS FOR
FISCAL 2006 FOURTH QUARTER AND YEAR

Fourth-Quarter Sales Increase 22 Percent
Bookings of New Business Remain Strong
Backlog Reaches Record High

ST. LOUIS, August 24, 2006 . . . . . LaBarge, Inc. (AMEX: LB) today reported its financial results for the fiscal 2006 fourth quarter and year ended July 2, 2006.

Fiscal 2006 fourth-quarter net sales rose 22 percent to $55,030,000 from $45,105,000 in the fiscal 2005 fourth quarter. Net earnings in the fiscal 2006 fourth quarter were $2,710,000, or $.17 per diluted share, down 5 percent from $2,839,000, or $.18 per diluted share, in the fourth quarter of fiscal 2005.

For the year ended July 2, 2006, net sales grew 4 percent to $190,089,000, compared with $182,294,000 in the 2005 fiscal year. Net earnings in fiscal 2006 were $9,708,000, or $.60 per diluted share, down 11 percent from $10,870,000, or $.68 per diluted share, in fiscal 2005.

The tax rate recorded for both the fourth quarter and year ended July 2, 2006 was 39.2 percent, compared with 39.7 percent and 35.6 percent, respectively, in the comparable fiscal 2005 periods. The lower full-year tax rate in fiscal 2005 was from tax credits and an adjustment to the Company's provision for state income taxes that had a positive impact on earnings of $487,000, or $.03 per diluted share.

The impact of expensing stock options in accordance with the Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment," was less than $.01 per diluted share in the fiscal 2006 fourth quarter and $.02 per diluted share for the year ended July 2, 2006.

The gross margin in fiscal 2006 was 21.6 percent, versus 22.6 percent in fiscal 2005; both are within the Company's typical range of 20.0 percent to 23.0 percent. Selling and administrative expense as a percentage of sales declined slightly to 12.1 percent in fiscal 2006 versus 12.6 percent in fiscal 2005; actual dollar comparisons were essentially flat in the two periods. Interest expense was $2,083,000 in fiscal 2006, versus $1,747,000 one year earlier, reflecting higher interest rates and higher borrowings.

As a result of higher short-term borrowings, total debt increased to $41,668,000 at July 2, 2006, compared with $27,916,000 at July 3, 2005. The increased borrowings were largely the result of higher levels of inventory and accounts receivable, and lower cash advances from customers. Stockholders' equity was up 20 percent to $64,834,000 at July 2, 2006, versus $53,830,000 at July 3, 2005.

Craig LaBarge, chief executive officer and president, commented, "As projected, difficulties in bringing certain large, new contracts into full production slowed LaBarge's fiscal 2006 sales growth and negatively affected earnings. However, we are confident that we have employed the necessary actions to position the Company for the next level of growth. We won significant new pieces of business, established a strong pipeline of future opportunities, and implemented initiatives to improve productivity and operational effectiveness. We expect the benefits of these efforts will be evident as our 2007 fiscal year unfolds.

"In reviewing fiscal 2006 versus the previous year, the largest contributor to revenues was shipments on a variety of defense programs, which accounted for 40 percent of fiscal 2006 net sales, compared with 45 percent in the previous year. Actual sales dollars from the defense market sector declined
7 percent in fiscal 2006 compared with the same period a year earlier.

"Shipments to natural resources customers represented 21 percent of fiscal 2006 net sales versus
19 percent in fiscal 2005. Actual revenue dollars from this market sector were up 11 percent in fiscal 2006 versus a year earlier, the result of significant increases in shipments to oil-and-gas customers during 2006.

"Shipments to industrial customers were 18 percent of fiscal 2006 revenues, compared with 19 percent in fiscal 2005. Actual sales dollars from the industrial market sector were down 3 percent in fiscal 2006 versus a year earlier, due in part to a decline in shipments to semiconductor customers.

"Revenues from the government systems market sector represented 10 percent of fiscal 2006 sales, versus 4 percent in the year-ago period. Actual dollar sales from this market were up 145 percent in fiscal 2006, the result of increased shipments related to a postal automation program.

"The balance of fiscal 2006 full-year revenues was attributable to customers in other market sectors, including:

  Commercial aerospace - 5 percent in fiscal 2006, versus 6 percent in 2005, and
  Medical - 2 percent in both fiscal 2006 and fiscal 2005.

"Bookings of new and additional business were strong during fiscal 2006, particularly in the commercial aerospace, government systems and natural resources market sectors," said Mr. LaBarge. "Backlog of unshipped orders at the end of the fiscal year reached another record at $183,869,000, up 12 percent from last fiscal year-end."

Outlook and Commentary

Mr. LaBarge concluded, "Based on the continued strength of current backlog and the pipeline of new business opportunities in the markets we serve, we believe the Company is well-positioned to achieve favorable financial comparisons in fiscal 2007. With regard to the fiscal 2007 first quarter specifically, we expect sales to grow approximately 25 percent and earnings to be up modestly from the comparable period a year earlier."

Today's Conference Call Webcast

Today, at 11 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company's fiscal 2006 fourth quarter and year. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=00003382 and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site address is http://www.labarge.com .

(Financial tables follow)

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; LaBarge's ability to integrate recently acquired businesses; the outcome of litigation LaBarge may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

LaBarge, Inc.

Consolidated Statements of Income (Unaudited)

(amounts in thousands, except per-share amounts)
	Three Months Ended		Twelve Months Ended

	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005

Net sales	$55,030	$45,105	$190,089	$182,294

Costs and expenses:
Cost of sales	43,795	34,704	149,099	141,180
Selling and administrative expense	6,068	5,337	23,037	22,979
Interest expense	676	402	2,083	1,747
Other income, net	35	(47)	(94)	(477)

Earnings from continuing operations before income taxes	4,456	4,709	15,964	16,865
Income tax expense	1,746	1,870	6,256	5,995

Net earnings	$2,710	$2,839	$9,708	$10,870

Basic net earnings per common share:
Basic net earnings	$0.18	$0.19	$0.64	$0.72

Average common shares outstanding	15,203	15,048	15,156	15,013

Diluted net earnings per share:
Diluted net earnings	$0.17	$0.18	$0.60	$0.68

Average diluted common shares outstanding	16,163	16,069	16,102	15,883

LaBarge, Inc.
Consolidated Balance Sheets
(amounts in thousands, except share amounts)

	July 2, 2006	July 3, 2005

ASSETS
Current assets:
Cash and cash equivalents	$947	$820
Accounts and other receivables, net	29,759	23,371
Inventories	53,819	41,342
Prepaid expenses	1,743	974
Deferred tax assets, net	1,395	1,387

Total current assets	87,663	67,894

Property, plant and equipment, net	20,453	18,849
Intangible assets, net	2,743	3,388
Goodwill, net	24,292	24,292
Other assets, net	5,199	5,514

Total assets	$140,350	$119,937

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$19,475	$1,650
Current maturities of long-term debt	5,791	4,661
Trade accounts payable	15,714	10,026
Accrued employee compensation	7,783	9,511
Other accrued liabilities	1,961	2,609
Cash advances	5,395	11,445

Total current liabilities	56,119	39,902

Long-term advances from customers for purchase of materials	2,760	3,854
Deferred tax liabilities, net	235	746
Long-term debt	16,402	21,605

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at July 2, 2006 and July 3, 2005, including shares in treasury	158	158
Additional paid-in capital	15,185	13,722
Retained earnings	52,431	42,723
Less cost of common stock in treasury, shares of 606,262 at July 2, 2006 and 723,345 at July 3, 2005	(2,940)	(2,773)

Total stockholders' equity	64,834	53,830

Total liabilities and stockholders' equity	$140,350	$119,937

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